Exhibit 99.1

                                 [UroMed Logo]

                                  64 A Street
                               Needham, MA 02194
                       (617) 433-0033 FAX: (617) 4330032


FOR IMMEDIATE RELEASE

Contact:
Kristen Galfetti              or                Sally J. Curley
Investor Relations Specialist                   Account Executive
UroMed Corporation                              Sharon Merrill Associates, Inc.
617/433-0033                                    617/262-1800




                 UROMED CORPORATION ANNOUNCES REGULATORY UPDATE

      Company's Reliance (R) Insert to be Reviewed by the FDA Panel in Late July

      NEEDHAM, MA, June 7, 1996 -- UroMed Corporation (NASDAQ: URMD) today announced that the United States Food and Drug Administration (FDA) informed it at a meeting yesterday afternoon of an internal ruling that the agency had erred in asking that the Reliance (R) Urinary Control Insert be submitted as a 510(k) application and that a Pre-Market Approval (PMA) application is the appropriate regulatory path. This decision was reached because Reliance is a first-of-a-kind intraurethral device intended for managing female stress urinary incontinence.

      FDA's decision incorporates three important commitments to UroMed
Corporation: (1) the current Reliance Insert expedited review application has been converted from the 510(k) to the PMA track; (2) the PMA application has been filed since there are no major scientific deficiencies that may preclude making a determination assuring safety and effectiveness; and (3) the PMA application will be reviewed by a FDA panel called specifically for this purpose, currently planned for late July. FDA has said that it regrets that, after 17 months of interaction, it has converted the Reliance application to a PMA track, because the agency believes a PMA application is the most appropriate regulatory path for this product category. The unusual step of conversion was taken because the FDA incorrectly advised the company to submit a 510(k). The FDA has said that it will review the application as expeditiously as possible and that the quality of the application and the completeness of its data has allowed it to be immediately filed. In addition, the FDA has said it has scheduled a panel meeting to review the just converted application in under eight weeks, which is very unusual.

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UroMed/2

      "Based on these facts, all of our conversations with the FDA to date, and contingent upon a panel recommendation and final agency action, we could expect final approval for marketing no later than the third quarter of this year," remarked John G. Simon, UroMed's chairman of the board and chief executive officer.

      Simon further said, "We are certainly surprised by FDA's policy change, especially since the FDA originally requested and continually reinforced the 510(k) pathway to achieve clearance. The Director of the Office of Device Evaluation has explained to us that the agency's confirmation that there was a suitable predicate was an error on the agency's part. However, we can now proceed with greater clarity regarding the timing of the next steps in the process. FDA has made significant public commitments to assure us that the application will continue to move rapidly through the process. Designating our PMA application as immediately 'filed' indicates to us that the FDA believes that existing data is sufficient to move to panel review and final agency action."

      Simon concluded, "This is an important milestone for the company. We are looking forward to this clearer process during the next few months and, given the vast amount of available data and all of our conversations with the FDA to date, we are expecting a successful outcome similar to that of our newly-acquired, FDA-cleared product, the Miniguard (TM) Patch."

      The Company recognizes that the previous paragraphs contain forward-looking statements and as such, the outcomes described are subject to certain risks. Such risks chiefly include the risk that the FDA, at its sole discretion, could shift its position at a later date. There can be no assurance that such a shift would not have a material adverse effect on the company. Other relevant risks are described in the company's 1995 Annual Report on Form 10-K under the heading "Risk Factors and Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995, which is incorporated herein by reference.

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UroMed/3

      UroMed Corporation was founded to develop, manufacture and market products for the management of urological and gynecological disorders. The company's first two products, the Reliance Urinary Control Insert and the Miniguard Patch, are intended for the management of certain types of female urinary incontinence. According to company estimates, urinary incontinence (UI), the loss of bladder control resulting in the involuntary leakage of urine, afflicts approximately 26 million women in the United States, Japan and selected countries in Europe. UroMed's Reliance Insert and Miniguard Patch are designed for an estimated target market in excess of six million of these women worldwide who suffer from certain types of UI and seek to maintain their active lifestyles. UroMed has designed the Reliance Insert in order to provide the appropriate UI patient, who now typically wears diapers or pads, with similar lifestyle benefits to those conferred by a tampon in the case of menstruation. UroMed's Miniguard Patch is designed for a broader group of mild to moderate UI patients.


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Reliance(R) Insert is a registered trademark of UroMed Corporation.
MiniGuard(TM) Patch is a trademark of UroMed Corporation.